Exhibit 10.4

August 3, 2015

Paul M. Bisaro
c/o Actavis, Inc.
Morris Corporate Center III
400 Interpace Parkway

Parsippany, New Jersey 07054

Dear Mr. Bisaro:

Actavis, Inc., a Nevada corporation (the “Company”) and a wholly‑owned subsidiary of Allergan plc, an Irish public limited company (“Allergan plc”), desires to amend and restate the employment agreement entered into by and between Actavis, Inc. and yourself on June 30, 2014 (the “2014 Agreement”) in accordance with Section 8(a) of the 2014 Agreement, in order to forth the terms and conditions of your continued employment with the Company as Executive Chairman of Allergan plc.  For the duration of the Agreement Term (as defined below), you shall continue to have all duties customary for the Executive Chairman of a publicly traded company in the United States of America of like size to Allergan plc and will continue to be nominated for election to the Board of Directors of Allergan plc (the “Board”), unless such nomination is contrary to applicable law.  For purposes of this agreement (the “Agreement”), the “Agreement Term” shall be the period which began on July 01, 2014 (the “Effective Date”) and terminates on December 31, 2019, unless earlier terminated or extended in writing.  This Agreement serves as confirmation of your continued employment with the Company on the terms and subject to the conditions set forth below.  You and the Company agree that you will not be an employee of Allergan plc and will at all times be an employee of the Company, that your employment with the Company constitutes “at‑will” employment and that this employment relationship may be terminated at any time, upon written notice to the other party, for any reason, at the option of either you or the Company, as set forth in Section 3(a).

This Agreement supersedes the Amended and Restated Employment Agreement entered into by and between Watson Pharmaceuticals, Inc.  and yourself on November 12, 2012 (the “Prior Agreement”) and the 2014 Agreement, both of which shall no longer be effective by mutual consent of the Company and yourself.  Notwithstanding the preceding sentence, any equity‑based awards granted to you while the Prior Agreement was in effect shall continue to vest in accordance with their respective award agreements.  The retention bonuses granted to you on November 7, 2013 shall also continue to vest pursuant to the terms contained in the retention bonus offer, and are unaffected by this Agreement.

The elements of your employment package are as follows:

1.Location.  Your principal office will continue to be at the Company’s U.S. administrative headquarters, though you shall be expected to perform your duties at, and travel to, such other offices of the Company and its subsidiaries and controlled affiliates, and elsewhere, as required to fulfill your duties and obligations as Executive Chairman of Allergan plc.

2.Compensation and Benefits.

(a)

Annual Base Salary.  You shall receive an annual base salary of $750,000 (“Base Salary”), paid in accordance with the Company’s customary payroll practices.  Starting with fiscal year 2015 and consistent with the Company’s regular practices for reviewing base salaries paid to other executive officers of the Company, the Compensation Committee of the Board (the “Compensation Committee”) shall periodically review your Base Salary in light of competitive practices, the base salaries paid to other executive officers of the Company, and your performance, and may, in its discretion, increase the Base Salary by an amount it determines to be appropriate.

(b)	Annual Incentive Award. You shall be eligible to participate in Allergan plc’s Annual Cash Incentive Plan and any successor plan thereto throughout the Agreement Term and receive an annual cash incentive (an “Annual Bonus”) for each fiscal year of the Company during which you are employed, with a target Annual Bonus opportunity of 1,500,000 (the “Target Bonus”), subject to adjustment of between 0% and 225% of your Target Bonus; provided that the Compensation Committee may, in its sole discretion, periodically review and increase your Target Bonus opportunity in light of competitive practices, the Target Bonus opportunity of other executive officers of the Company, your performance and such other factors and circumstances as the Compensation Committee may determine.  The actual amount of your Annual Bonus, if any, shall be based upon the attainment or surpassing of corporate financial targets and broad strategic initiatives previously approved by the Compensation Committee, in consultation with you, no later than the first quarter of each fiscal year.  The Annual Bonus shall be paid by no later than seventy‑four (74) days following the end of the fiscal year in respect of which it is earned.  The Target Bonus shall be pro‑rated for partial years of employment.

(c)	Long‑Term Incentive Awards.
(i)

As an inducement to commence employment with the Company, on the Effective Date, you shall be granted (i) options (the “Options”) to purchase ordinary shares of Allergan plc, par value $0.0001 per share (the “Ordinary Shares”), having an aggregate grant date value of $6,375,000 (determined based on the Black‑Scholes valuation model assuming each of dividend yield, risk‑free interest rate, and stock price volatility as measured on the date of grant, and as otherwise determined in a manner consistent with the methodology used by Allergan plc in its most recent financial statements), and (ii) a target award of performance‑based restricted stock units in respect of Ordinary Shares (“Performance RSUs”) having an aggregate grant date value of $19,125,000, based the closing price of an Ordinary Share on the New York Stock Exchange on the date of grant.  The Options and the Performance RSUs shall be subject to such terms and conditions as approved by the Compensation Committee, as well as the Amended and Restated 2013 Incentive Award Plan (as amended from time to time) and the related Notice of Grant and Signature Page for the Options and Performance RSUs.

(ii)

Notwithstanding anything to the contrary contained in the applicable award agreements, but subject to the terms and conditions of the Company’s Amended and Restated 2013 Incentive Award Plan, in the event you cease to serve as the Executive Chairman of Allergan plc and instead become a non‑employee member of the Board at any time during the three‑year performance‑vesting period applicable to the Performance RSUs (a “Change in Status”), the Committee and you shall jointly determine in good faith whether the number of any or all of the following awards that continue to vest despite the Change in Status shall be reduced (but not increased) considering your contributions to Allergan plc during such period: (a) the Performance RSUs and Options awarded to you pursuant to Section 2(c)(i) and (b) any unvested stock options and restricted stock units awarded to you in March 2014 pursuant to your employment agreement with the Company dated November 12, 2012.

(d)

Merger Success Award.  You shall be eligible to receive a performance‑based award under the Company’s Amended and Restated 2013 Incentive Award Plan (the “Merger Success Award”), with a target award of $10,500,000 (the “Merger Success Target Award”), up to a maximum of 200% of the Merger Success Target Award.  The goals under the Merger Success Award will be established by the Compensation Committee and communicated to you in writing, and the payment of the Merger Success Award shall be in a form approved by the Compensation Committee, subject to the Amended and Restated 2013 Incentive Award Plan (as amended from time to time) and related Notice of Grant and Signature Page.

(e)	Vacation. You shall be entitled to five weeks of vacation annually, with any unused vacation time forfeited at the end of the calendar year in respect of which it was accrued.

(f)

Employee Benefits.  During your employment with the Company, you shall be eligible for employee benefits and perquisites, including medical and dental coverage, life insurance and disability insurance, provided to other senior executives of the Company generally from time to time.

(g)

Perquisites.  During your employment with the Company, the Company shall provide you with (i) financial and tax planning services, per the applicable Company policy, (ii) an automobile and a driver and (iii) any other benefits as are made available to other senior executives of the Company generally from time to time.  You (including your spouse and other immediate family members and guests when accompanying you) shall also be entitled to up to $110,000 per calendar year of private air transportation for personal use during the Agreement Term that provides you with security and productivity to address bona fide business‑oriented security concerns and productivity needs.  The Company shall, at the Company’s expense, make available to you, the Company or other private aircraft for business and personal use at your reasonable discretion (and subject to the monetary limits on personal use in the preceding sentence).  The value of the personal use of any such aircraft shall be determined by the Company’s accountants in accordance with applicable proxy reporting and other laws and regulations, and shall be based upon the actual incremental costs of such use (for example, per air hour charges, fuel, catering and other related charges), but shall not include depreciation, management fees, or other fixed costs unless required by law.  In the event you exceed the $110,000 per calendar year limit in incremental costs for personal aircraft usage, you shall promptly (and in the same fiscal year as the incremental usage occurred) reimburse the Company for the amount of the overage.  The Company shall report the value of your personal use of any Company or other private aircraft paid by the Company in your W‑2 (or similar annual reporting form) filed with the Internal Revenue Service and applicable state and local taxing authorities and in accordance with the provisions of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended, or any successor thereto, as may be in effect from time to time (the “Code”).  The Company shall comply with all applicable laws and regulations of the Securities and Exchange Commission, Federal Aviation Administration, Internal Revenue Service and other agencies and offices with respect to the calculation and reporting of the value of any personal aircraft use by you, and shall provide your accountants with a reasonable opportunity to review and comment on such calculation methods.  Within forty five (45) days after the end of each calendar quarter during the Agreement Term, the Company shall provide you with a report showing its calculation of the value of any personal travel by you and your immediate family during the preceding quarter.

(h)

D&O Coverage.  The Company shall provide you with officers liability insurance consistent with such insurance provided to other executive officers of the Company.  Provided you are elected to serve as a member of the Board, the Company shall also provide you with directors liability insurance consistent with such insurance provided to other members of the Board.

(i)	Expenses.
(i)

You shall be reimbursed for all customary business expenses incurred by you in the course of performing the duties of your position in accordance with the Company’s policies, as in effect from time to time.

(ii)

The Company will reimburse you for reasonable costs incurred in traveling from your current residence to the Company’s corporate headquarters in the event the Company headquarters relocate outside of a seventy‑five (75) mile radius of the city limits of Parsippany, New Jersey, including, if necessary, airfare and rental expenses of an executive apartment.  If, at any time during the Agreement Term, you shall be required by the Company to relocate from your current residence, you shall be reimbursed for reasonable expenses incurred in connection with such relocation pursuant to the Company’s then existing relocation policy applicable to other senior executives of the Company.  If no such policy shall then exist, the parties hereto shall negotiate in good faith a reasonable relocation package for you.

3.Termination of Employment.

(a)

Termination.  The Company may terminate your employment at any time upon no less than thirty (30) days prior written notice to you.  You may resign your employment at any time upon at least thirty (30) days’ prior written notice to the Company, unless such termination is for Good Reason (as defined below), in which case you may resign upon written notice to the Company, subject to any applicable Cure Period (as defined below).  Your employment with the Company shall automatically terminate upon your death or Disability (as defined below).  Upon your termination of employment for any reason, you shall resign from all positions with the Company and its affiliates (other than any positions on the board of directors of the Company, Allergan plc and their affiliates) unless otherwise requested by the Company.

(b)

Severance Benefits for the Period Commencing on the Effective Date through the End of the Agreement Term.  If (i) the Company terminates your employment without Cause (as defined below) or (ii) you resign your employment with the Company for Good Reason (together, a “Qualifying Termination”) at any time during the period commencing on the Effective Date through the end of the Agreement Term, then, subject to (i) your execution, delivery, and non‑revocation of a general release of claims in favor of the Company and its affiliates in a form prepared by the Company (the “Release”) within sixty (60) days following the effective date of your termination of employment (the “Termination Date”), and (ii) your continued compliance with the covenants set forth in this Agreement, (A) you shall be entitled to receive an amount equal to two times the sum of (I) your then-current Base Salary and (II) your then-current Target Bonus, payable in a lump sum in cash within ten (10) days commencing on the date that is sixty (60) days after the Termination Date and (B) the Company shall continue health care coverage (medical and dental) for you and any of your eligible dependents for the twenty‑four (24) month period following your Termination Date, or until you become eligible for health care coverage from another employer, whichever is earlier, with such coverage to be on the same terms and conditions and at the same cost as for active senior executive officers of the Company, provided that the cost thereof borne by the Company will be reported to the applicable tax authorities as taxable income to you to the extent necessary to avoid tax penalties to either you or the Company.

(c)

Severance Benefits for the Period Commencing on the Effective Date through the End of the Agreement Term in Connection with a Change of Control .  If you experience a Qualifying Termination (i) at any time during the period commencing on the Effective Date through the end of the Agreement Term and (ii) such Qualifying Termination occurs within ninety (90) days prior to or twelve (12) months following a Change of Control (as defined below), then, subject to (A) your execution, delivery, and non‑revocation of the Release within sixty (60) days following the Termination Date, and (B) your continued compliance with the covenants set forth in this Agreement, (I) you shall be entitled to receive an amount equal to three times the sum of (x) your then-current Base Salary and (y) your then-current Target Bonus, payable in a lump sum in cash within ten (10) days commencing on the date that is sixty (60) days after the Termination Date, (II) the Company shall continue health care coverage (medical and dental) for you and any of your eligible dependents for the thirty‑six (36) month period following your Termination Date, or until you become eligible for health care coverage from another employer, whichever is earlier, with such coverage to be on the same terms and conditions and at the same cost as for active senior executive officers of the Company, provided that the cost thereof borne by the Company will be reported to the applicable tax authorities as taxable income to you to the extent necessary to avoid tax penalties to either you or the Company and (III) any Allergan plc equity awards held by you will be treated in accordance with the terms set forth in the applicable award agreement.

(d)

Expiration of the Agreement Term.  At least three (3) months prior to the expiration of the Agreement Term, each of you and the Company shall notify the other party of your intention whether to extend the Agreement Term and of any proposed changes to the terms and conditions contained in the Agreement.  In the event you and the Company have duly notified each other of the intent to extend the Agreement Term but have not executed a new employment agreement (or amendment to this Agreement), you shall continue in your employment with the Company subject to all the terms of the then‑expired Agreement until such time as you and the Company mutually agree and execute a new employment agreement or amendment to this Agreement, or until either you or the Company terminates your employment by providing at least thirty (30) days prior written notice of termination.  If, at the conclusion of the Agreement Term or at any subsequent time thereafter when you remain employed by the Company, the Company elects not to continue your employment on substantially the same terms in effect at the expiration of this Agreement or on other mutually agreeable terms, you shall be paid all earned but unpaid amounts, all unreimbursed expenses and a pro rata bonus (based on your then-current Target Bonus) for the year in which your employment is terminated and shall receive severance benefits as set forth in Section 3(b) of this Agreement.  Any pro rata bonus to be paid to you pursuant to the immediately preceding sentence shall be calculated and paid after the end of such fiscal year for which it was earned, and shall be calculated based upon actual Company performance.  If, at the end of the Agreement Term, you retire from the Company or do not agree to enter into a new employment agreement or amendment to this Agreement extending your employment for a period of at least three years on substantially the same terms in effect at the expiration of this Agreement, you shall be paid all earned but unpaid amounts, all unreimbursed expenses and a pro rata bonus (based on your then-current Target Bonus) for the year in which your employment is terminated, but shall not receive any additional severance benefits.  Any pro rata bonus to be paid to you pursuant to the immediately preceding sentence shall be calculated and paid after the end of such fiscal year for which it was earned, and shall be calculated based upon actual Company performance.  Notwithstanding anything herein to the contrary, in the event the Company elects not to continue your employment as contemplated by this Section 3(d), any equity awards granted to you prior to the date of your termination of employment with the Company, and which remain unvested as of the date of your employment termination, shall continue to vest in accordance with their current vesting schedule and performance criteria as long as (a) you have executed and delivered to the Company the Release, and (b) you do not breach the covenants set forth in Section 5 of this Agreement prior to those equity awards becoming fully vested.  Any equity awards which cease to vest pursuant to the immediately preceding sentence shall be immediately forfeited.

(e)	Certain Definitions.
(i)

For purposes of this Agreement, “Cause “shall mean your (A) refusal to perform or substantially perform your duties with the Company, other than due to periods of illness, injury or incapacity, or to follow the lawful instructions of the Board; (B) illegal conduct or gross misconduct; (C) material breach of your obligations under this Agreement, including without limitation the covenants in Section 5 of this Agreement; (D) conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony or a crime involving moral turpitude; (E) prohibition or restriction from performing any material portion of your duties by applicable law; or (F) a willful breach of the material policies of the Company to which you are subject and which have been previously made available to you; provided, however, that, prior to effecting any termination for Cause in respect of conduct described in any of clauses (A), (C), (E), and (F) above, the Company shall provide you with reasonably detailed written notice of the conduct alleged to give rise to Cause and you will have thirty (30) days following receipt of such written notice during which you may remedy the condition if such condition is reasonably subject to cure, and in the event that you shall remedy the condition that would otherwise have given rise to Cause during the applicable cure period, such conduct shall not constitute Cause.

(ii)

For purposes of this Agreement, “Disability “means your absence from your duties with the Company for one hundred twenty (120) consecutive calendar days or one hundred eighty (180) calendar days within any twelve (12) month period as a result of incapacity due to mental or physical illness.

(iii)

For purposes of this Agreement, “Good Reason “means, in the absence of your written consent, (A) a material diminution in your Base Salary; (B) the assignment to you of duties that are materially inconsistent with your position, duties, or responsibilities;

(C) any change in the geographic location at which you perform your services to the Company outside of a seventy‑five (75) mile radius of the city limits of Parsippany, New Jersey; or (D) any other material breach of this Agreement; provided that (I) in order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (D) within thirty (30) days following your knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure, and (II) in the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, your termination of employment must occur, if at all, within thirty (30) days following the expiration of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(iv)

For purposes of this Agreement, “Change of Control “means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), (i) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of Ordinary Shares of Allergan plc which, when added to the common stock beneficially owned by such Person, represents more than fifty percent (50%) of either (A) the total fair market value of the then outstanding Ordinary Shares of Allergan plc (the “Outstanding Allergan plc Ordinary Shares”) or (B) the combined voting power of the then outstanding voting securities of Allergan plc entitled to vote generally in the election of directors (the “Outstanding Allergan plc Voting Securities”), or (ii) during any 12‑month period, of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of securities of Allergan plc representing fifty percent (50%) or more of the Outstanding Allergan plc Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions of securities of Allergan plc shall not constitute a Change of Control: (V) any acquisition directly from Allergan plc, (W) any acquisition by Allergan plc, (X) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Allergan plc or any corporation controlled by Allergan plc, (Y) any acquisition made by a Person who is eligible under the provisions of Rule 13d‑1 under the Exchange Act as in effect on the date hereof to report such acquisition on Schedule 13G, or (Z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 3(e)(iv); or (b) individuals who, as of the date hereof, constitute the board of directors of Allergan plc (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of Allergan plc; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Allergan plc’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of Allergan plc; or (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all (defined as more than 50% of the total gross fair market value) of the assets of Allergan plc (a “Business Combination”), in each case unless, following such Business Combination, (i) Persons who were the beneficial owners, respectively, of the Outstanding Allergan plc Ordinary Shares and Outstanding Allergan plc Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business

Combination (including, without limitation, a corporation which as a result of such transaction owns Allergan plc or all or substantially all of Allergan plc’s assets either directly or through one or more subsidiaries), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Allergan plc or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the board of directors of Allergan plc providing such Business Combination.

4.Certain Reductions of Payments.

(a)

Reduced Amount.  Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined in Section 4(e)) shall determine that receipt of all Payments (as defined in Section 4(e)) would subject you to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Payments meets the definition of “Reduced Amount “(as defined in Section 4(e)).  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount.

(b)

Determinations.  If the Accounting Firm determines that the aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof, and you may then elect, in your sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the Present Value (as defined in Section 4(e)) of the aggregate Payments equals the Reduced Amount); provided that you shall not be permitted to elect to reduce any Payment that constitutes “nonqualified deferred compensation “for purposes of Section 409A of the Code, and shall advise the Company in writing of your election within ten (10) days of your receipt of notice.  If no such election is made by you within such ten (10) day period or if the election made by you within such ten (10) day period does not sufficiently reduce the Payments to the Reduced Amount, the Company shall reduce the Payments (or, the remaining Payments) in the following order: (i) by reducing amounts payable pursuant to Section 3(c)(I) of this Agreement, then (ii) by reducing amounts payable pursuant to Section 3(c)(II) of this Agreement, and then (iii) by reducing amounts payable pursuant to Section 3(c)(III) of this Agreement.  All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and you and shall be made within sixty (60) days of your Date of Termination.  In connection with making determinations under this Section 4, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any noncompetition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions.

(c)

Overpayments; Underpayments.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company that should not have been made (“Overpayment”) or that additional Payments that will have not been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be repaid by you to the Company together with interest at the Applicable Federal Rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such payment would not either reduce the amount on which you are subject to taxation under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the Applicable Federal Rate provided for in Section 7872(f)(2) of the Code.

(d)	Fees and Expenses. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4 shall be borne by the Company.
(e)	Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:
(i)

A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise;

(ii)

“Net After‑Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on you with respect thereto under Sections 1, 3121 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you shall certify, in the your sole discretion, as likely to apply to you in the relevant tax year(s);

(iii)	“Accounting Firm”shall mean such nationally recognized certified public accounting firm as may be designated by the Company;
(iv)

“Present Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment “under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment; and

(v)

“Reduced Amount” shall mean the amount of Payments that (A) has a Present Value that is less than the Present Value of all Payments and (B) results in aggregate Net After‑Tax Receipts for all Payments that are greater than the Net After‑Tax Receipts for all Payments that would result if the aggregate Present Value of Payments were any other amount that is less than the Present Value of all Payments.

5.Covenants.

(a)

Outside Activities.  Except with the prior written consent of the Board, as appropriate, you will not during the Agreement Term undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor or a member of the board of directors or similar governing body at another company so long as such positions do not materially interfere with the performance of your duties hereunder.  The Company acknowledges that currently you are member of the Board of Directors of Zimmer Holdings, Inc.  You may engage in civic and not‑for‑profit activities and manage your personal business affairs so long as such activities do not materially interfere with the performance of your duties hereunder.  In addition, during the Agreement Term, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse to or in conflict with the interest of the Company, its business or prospects, financial or otherwise.  By way of clarification and not limitation, nothing contained in this Agreement shall prevent you from holding, for investment purposes only, no more than one percent (1%) of the capital stock of any publicly traded company.

(b)

Confidentiality.  You agree that, during your employment with the Company and at all times thereafter, you will hold for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its affiliates, and their respective businesses, which has been obtained by you during your employment by, or service with, the Company, and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Agreement).  Except in the good‑faith performance of your duties for the Company, you will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it.  In addition, you agree to execute the standard employee confidentiality and intellectual property agreement prior to the Effective Date.

(c)

Nonsolicitation.  You agree that, while you are employed by the Company and during the one (1) year period following the termination of your employment with the Company (the “Restricted Period”) for any reason, you will not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the six (6) month period prior to such date), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or one of its affiliates, (ii) initiate discussions with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity, or (iii) induce or attempt to induce any then current customer, any person or entity as to which you were personally involved, during the six (6) month period prior to your Termination Date, in the Company’s efforts to secure such person or entity as a customer, or any supplier, licensee, or other business associate of the Company or any its affiliates to cease doing business with the Company or such an affiliate, or to interfere with the relationship between any such customer, person or entity, supplier, licensee, or business associate, on the one hand, and the Company or any of its affiliates, on the other hand.

(d)

Noncompetition.  In consideration for the Company entering into this Agreement, including without limitation in respect of the payments set forth in Section 3 of this Agreement, you agree that, during the one (1) year period following any termination of your employment that entitles you to receive the severance benefits payable under Section 3, you will not engage in Competition (as defined below).  In addition, at the Company’s option, in consideration for the payment of the sum of (i) your then-current Base Salary and (ii) your Target Bonus, payable in a lump sum in cash within ten (10) days commencing on the date that is sixty (60) days after the Termination Date, you agree that, during the one (1) year period following any termination of your employment that does not entitle you to receive the severance benefits payable under Section 3, you will not engage in Competition.  You will be deemed to be engaging in “Competition” if you, directly or indirectly, in any domestic or international jurisdiction in which the Company or any of its affiliates conducts business, own, manage other than as a member of the board of directors or similar governing body, operate, control, or participate in the ownership, management other than as a member of the board of directors or similar governing body, operation, or control of or provide services as an officer, employee, partner, director, consultant, or otherwise in respect of any business (whether through a corporation or other entity) that is engaged in the development, manufacture, and sale (other than at the retail level) of branded and generic drug products and that is in material and direct competition with any of the five (5) products that, over the four (4) fiscal quarters immediately preceding your Termination Date, accounted for the greatest amount of revenues for the Company or any of its affiliates, taken as a whole.  Ownership for personal investment purposes only of less than five percent (5%) of the voting stock of any publicly held corporation or less than five percent (5%) of any privately held business (without any other involvement in the management or operation of such business) shall not constitute a violation hereof.

(e)

Non‑Disparagement.  Without limiting any other of your or the Company’s obligations pursuant to this Agreement, each of you and the Company hereby covenant and agree that, except as may be required by applicable law, during the Agreement Term and the twenty four (24) month period following your termination of employment, each of you and the Company shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of, (in your case) the Company or its subsidiaries or affiliates or their respective past or present products, officers, directors, employees or agents or (in the case of the Company) you.

(f)

Cooperation.  During and for twenty four (24) months following your employment with the Company, you shall assist and cooperate with the Company upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for your then employment or other business obligations and prior commitments) with respect to any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which you were involved or had knowledge by virtue of your employment with the Company.  The Company will reimburse you for reasonable out‑of‑pocket travel costs and expenses incurred (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company.  Nothing in this paragraph shall impair or limit any rights or entitlement you may have to indemnification and directors and officers liability insurance coverage.  To the extent there is a conflict of interest that would prevent the Company’s own outside or inside legal counsel from adequately representing your interests as well as the Company’s interests, and with the Company’s prior approval, the Company shall pay all reasonable attorneys’ fees incurred in connection with your engaging an attorney to advise you in connection with the foregoing.

(g)

Enforcement; Remedies.  You understand that the provisions of this Section 5 do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration, and are not unduly burdensome to you.  You further agree that the Company would be irreparably harmed by any actual or threatened breach of the covenants set forth in this Section 5 and that, in addition to any other remedies at law, including money damages and the right to withhold payments otherwise due to you, the Company shall be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this Agreement in any court that may have competent jurisdiction over the matter.  With respect to any provision of this Section 5 finally determined by a court of competent jurisdiction to be unenforceable, you hereby agree that a court shall reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law.  If any of the covenants set forth in this Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

6.Indemnification and Advancement.  In the event you are made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that you are or were an employee or officer of the Company or serve or served any other entity in any capacity at the Company’s request, you shall be fully indemnified by the Company, and the Company shall advance your related expenses when and as incurred, including, but not limited, to attorney fees to the fullest extent permitted or authorized by the certificate of incorporation, bylaws or indemnification agreements maintained by the Company or such other entity you have served at the request of the Company.  During your employment with the Company and thereafter so long as you may have liability arising out of your service as an officer or director of the Company, the Company agrees to continue and maintain a directors and officers liability insurance policy covering you with coverage no less than that available to active directors and officers of the Company, as described above.

7.Representations.  You represent and warrant to the Company that, as of the Effective Date, you are not a party to any agreement, written or oral, containing any noncompetition or nonsolicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform this or any other position with the Company or any of its affiliates.

8.Miscellaneous.

(a)

Entire Agreement; Amendment.  This Agreement shall supersede any other agreement or understanding, written or oral, with respect to the matters covered herein.  This Agreement may not be amended or modified other than by a written instrument signed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this Agreement if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules, or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction.

(b)

Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(c)

Tax Matters.  The Company may withhold from any amounts payable to you such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  It is intended that the payments and benefits provided under this Agreement shall comply with the provisions of Section 409A of the Code and the regulations relating thereto, or an exemption to Section 409A, and this Agreement shall be interpreted accordingly.  Any payments or benefits that qualify for the “short‑term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.  All payments that constitute “nonqualified deferred compensation “under Section 409A that are to be made upon a termination of employment under this Agreement may only be made upon a “separation from service “under Section 409A.  In addition, to the extent that any payments of “nonqualified deferred compensation “due under this Agreement are subject to the effectiveness of the Release, and the period for executing, delivery, and not revoking such Release begins and ends in different tax years for you, all such “nonqualified deferred compensation “shall be paid or settled in the later taxable year.  If you become entitled to a payment of “nonqualified deferred compensation “as a result of your termination of employment and at such time you are a “specified employee “(within the meaning of Section 409A and as determined in accordance with the methodology established by the Company as in effect on the Termination Date), such payment shall be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed shall be paid in a lump sum on the first (1st) business day that is six (6) months and one (1) day after your separation from service (or any earlier date of your death).  If the compensation and benefits provided under this Agreement would subject you to taxes or penalties under Section 409A, the Company and you shall cooperate diligently to amend the terms of this Agreement to avoid such taxes and penalties, to the extent possible under applicable law; provided that in no event shall the Company be responsible for any Section 409A taxes or penalties that arise in connection with any amounts payable or benefits provided under this Agreement or otherwise.

(d)

Successors.  This Agreement is personal to you and without the prior written consent of the Company will not be assignable by you.  This Agreement and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs, or legatees.  This Agreement and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

(e)	Governing Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New Jersey, without regard to the conflict of law provisions of any state.
(f)

Arbitration.  To provide a mechanism for rapid and economical dispute resolution, you and the Company agree that except as provided in Section 5, any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in the New York City, New York, metropolitan area (or such other major metropolitan region where the Company is then headquartered) and conducted by the American Arbitration Association, under its then‑existing Employment Rules and Procedures.  Nothing in this Section 8(f) or in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  This Section 8(f) shall not apply to any claims of violation of any federal or state employment discrimination laws.

(g)	Headings. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.
(h)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument.
(i)

Attorneys’ Fees.  If either party hereto brings any action or other proceeding to enforce his or its rights hereunder, the prevailing party in any such action or proceeding shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action or proceeding.  The Company shall reimburse you for your reasonable attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement, not to exceed $15,000.

(j)

Company Policies.  You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines, the Company’s anti‑hedging policy and any additional anti‑hedging policies applicable to senior executives of the Company, as each policy is adopted or amended from time to time.  In addition, all equity awards (including any proceeds, gains or other economic benefit actually or constructively received by you upon any receipt or exercise of any equity award or upon the receipt or resale of any Ordinary Shares of Allergan plc underlying an equity award) shall be subject to the provisions of any claw‑back policy implemented by the Company, including, without limitation, any claw‑back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd‑Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw‑back policy and/or in the applicable equity award.

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Please sign your acceptance of the offer of a new position of employment as set forth in this Agreement and return it to me.  If you have any questions, please contact me as soon as possible.

Sincerely,

ACTAVIS, INC.

By:	/s/ Karen L. Ling

Name:	Karen L. Ling

Title	EVP & Chief Human Resources Officer

ACCEPTED AND AGREED:

/s/ Paul M. Bisaro
Paul M. Bisaro